FOR IMMEDIATE RELEASE:  Tuesday, June 7, 2005

CONTACT:    Bradley T Nielson
            President and Chief Executive Officer
            Paul R. Killpack
            Chief Financial Officer
            MITY Enterprises, Inc.
            801-224-0589

MITY ENTERPRISES, INC. DIRECTORS APPROVE STOCK REPURCHASE

OREM, UTAH - MITY Enterprises, Inc. (Nasdaq: MITY), designer, manufacturer and marketer of a variety of institutional furniture, today announced that its Board of Directors has approved the repurchase of up to 500,000 shares of the Company's common stock from time to time in open market and negotiated or block transactions. Following the buy back, the Company will have approximately 3.8 million shares of common stock outstanding. The program is effective immediately.

Bradley T Nielson, Chief Executive Officer of MITY Enterprises, noted that the new repurchase authorization is among a series of repurchases which began in 1998. "With our stock price so low, we believe this repurchase program will help provide a sound return to our investors. Our strong balance sheet allows us the flexibility to fund this program without leverage and without impairing our ability to attain our current growth objectives for MITY."

Founded in 1987, MITY Enterprises, Inc. designs, manufactures and markets innovative institutional furniture created to meet the efficiency needs of its customers. MITY Enterprises focuses on providing premium quality institutional furniture products to niche markets. The product lines consist of multipurpose room furniture and healthcare seating. MITY's products are marketed under the Mity-Lite, Broda and Versipanel tradenames. Headquartered in Utah, MITY Enterprises serves national and international customers directly
and through distributors.    For further information, visit MITY Enterprises
online at www.mityinc.com.

This press release contains forward looking statements relating to the possible repurchase of up to 500,000 shares of the Company's common stock, its belief that this repurchase program will help provide a sound return to investors, and the Company's flexibility to fund this repurchase program because of its strong balance sheet. The Company may elect, at any time and for any number of reasons, not to repurchase some or all of the indicated shares. Various uncertainties, including general economic uncertainties and the risk factors listed in the Company's filings with the Securities and Exchange Commission, may adversely affect the Company's balance sheet and its desire and ability to effect repurchases in the future.

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